Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED MANAGEMENT AGREEMENT

Dated as of August 19, 2021

by and among

TACO BELL FUNDING, LLC, as Issuer,

THE OTHER SECURITIZATION ENTITIES PARTY HERETO,

TACO BELL CORP., as the Manager,

and

CITIBANK, N.A., as the Trustee

Page

Article I	DEFINITIONS	2

Section 1.1	Certain Definitions	2
Section 1.2	Other Defined Terms	12
Section 1.3	Other Terms	13
Section 1.4	Computation of Time Periods	13

Article II	ADMINISTRATION AND SERVICING OF MANAGED ASSETS	13

Article III	STATEMENTS AND REPORTS	22

Article IV	THE MANAGER	25

Page

Section 4.8	Maintenance of Separateness	34
Section 4.9	No Competitive Business	34

Article V	REPRESENTATIONS, WARRANTIES AND COVENANTS	35

Article VI	MANAGER TERMINATION EVENTS	38

Article VII	CONFIDENTIALITY	43

Section 7.1	Confidentiality.	43

Article VIII	MISCELLANEOUS PROVISIONS	44

Page

Section 8.14	Entire Agreement	48
Section 8.15	Waiver of Jury Trial; Jurisdiction; Consent to Service of Process	48
Section 8.16	Joinder of Future Securitization Entities	48

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of August 19, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among Taco Bell Funding, LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”), Taco Bell IP Holder, LLC, a Delaware limited liability company (“IP Holder”), Taco Bell Franchisor Holdings, LLC, a Delaware limited liability company (“Franchisor Holdco”), Taco Bell Franchisor, LLC, a Delaware limited liability company (the “Taco Bell Franchisor”) and Taco Bell Franchise Holder 1, LLC, a Delaware limited liability company (the “Franchise Holder” and, together with Franchisor Holdco, IP Holder and Taco Bell Franchisor, the “Guarantors” and together with the Issuer, the “Securitization Entities”); Taco Bell Corp., a California corporation, as Manager (together with its successors and assigns, the “Manager”); and Citibank, N.A., not in its individual capacity but solely as the indenture trustee under the Indenture (as defined below) (together with its successor and assigns, the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture.

RECITALS

WHEREAS, the Manager, the Securitization Entities and the Trustee previously entered into that certain Management Agreement, dated as of May 11, 2016 (as amended by the Amendment No. 1 to Management Agreement, dated as of August 24, 2016 and the Amendment No. 2 to Management Agreement, dated as of November 28, 2018, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time exclusive of the Series Supplements thereto, the “Original Management Agreement”);

WHEREAS, each of the Securitization Entities and the Manager desire to amend and restate the Original Management Agreement in its entirety pursuant to Section 8.3 thereof;

WHEREAS, the Issuer and Citibank, N.A., as Trustee and securities intermediary, have entered into the Amended and Restated Base Indenture, dated as of the date of this Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Base Indenture”), pursuant to which the Issuer may issue from time to time one or more series of Notes (the “Notes”), in each case in accordance with a supplemental indenture supplementing the Base Indenture (the Base Indenture, as supplemented by each such supplemental indenture and as the same may be further amended, restated, supplemented or modified from time to time, the “Indenture”);

WHEREAS, the Issuer has granted to the Trustee on behalf of the Secured Parties a Lien on the Collateral owned by it pursuant to the terms of the Indenture;

WHEREAS, the Guarantors have guaranteed the obligations of the Issuer under the Indenture, the Notes and the other Transaction Documents and have granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by each of them pursuant to the terms of the Guarantee and Collateral Agreement dated as of the May 11, 2016 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Guarantee and Collateral Agreement”);

WHEREAS, each of the Securitization Entities desires to engage the Manager as manager as hereinafter provided, and each of the Securitization Entities desires to continue to have the Manager enforce such Securitization Entity’s rights and powers and perform such Securitization Entity’s duties and obligations under the Managed Documents (as defined below) and the Transaction Documents to which it is party in accordance with the Managing Standard (as defined below), in each case as hereinafter provided;

WHEREAS, IP Holder desires to appoint the Manager as its agent to continue to provide comprehensive Intellectual Property services, including filing for registration, clearance, maintenance, protection, enforcement, licensing, and recording transfers of the Securitization IP in accordance with the Managing Standard and as provided in Section 2.1(c) and Section 4.3(b);

WHEREAS, each of the Securitization Entities desires to enter into this Agreement to continue to provide for, among other things, the managing of the respective rights, powers, duties and obligations of such Securitization Entity under or in connection with the Contribution Agreements, the Franchise Assets, the Securitization IP, all other Securitized Assets and each Securitization Entity’s equity interests in each other Securitization Entity owned by it and in connection with any other assets acquired by or transferred to such Securitization Entity (collectively, the “Managed Assets”), all in accordance with the Managing Standard; and

WHEREAS, the Manager desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Managing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1      Certain Definitions. Capitalized terms used herein but not otherwise defined in Annex A to the Base Indenture shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Change in Management” means the termination or resignation of more than 50% of the Leadership Team within twelve (12) months after the date of the occurrence of a Change of Control; provided, in each case, that termination and/or resignation of any such member of the Leadership Team will not include (i) a change in such member’s status in the ordinary course of succession so long as such member remains affiliated with the Manager or any Affiliate thereof or its direct or indirect holding companies or subsidiaries as an officer or director, or in a similar capacity (ii) retirement of any such member, (iii) death or incapacitation of any such member, or (iv) the replacement of any such member of the Leadership Team, in the case of part (iv), with the prior written consent of the Controlling Class Representative.

“Change of Control” means an event or a series of events by which (a) individuals who on Series 2021-1 Closing Date constituted the Board of Directors of the Manager, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Manager was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously approved by a majority of the Board of Directors then still in office, cease for any reason to constitute a majority of the Board of Directors of the Manager then in office; or (b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Equity Interests of the Manager. For purposes of this definition, a Person will not be deemed to have beneficial ownership of voting power of the Voting Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Competitive Business” means any business that, in the good faith determination of the Manager in accordance with the Managing Standard, is intended to compete against the Taco Bell Brand in the United States, to the extent such Competitive Business is not contributed or expected to be contributed to a Securitization Entity or Future Securitization Entity substantially contemporaneously with entering into or acquiring such Competitive Business. For the avoidance of doubt, the operation of Company-Owned Restaurants in accordance with the Transaction Documents will not be deemed a Competitive Business.

“Controlled Group” means a group of trades or businesses (whether or not incorporated) under common control that is treated as a single employer for purposes of Section 302 or Title IV of ERISA.

“Confidential Information” means trade secrets and other information (including, without limitation, know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.

“Current Practice” means, in respect of any action or inaction, the practices, standards and procedures of the Non-Securitization Entities as performed on or that would have been performed immediately prior to the Series 2016-1 Closing Date.

“Defective New Asset” means any New Asset that does not satisfy the applicable representations and warranties of Article V hereof on the New Asset Addition Date for such New Asset.

“Discloser” has the meaning set forth in Section 7.1.

“Disentanglement” has the meaning set forth in Section 6.2(a).

“Disentanglement Period” has the meaning set forth in Section 6.2(b).

“Disentanglement Services” has the meaning set forth in Section 6.2(b).

“Employee Benefit Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Manager, or with respect to which the Manager has any liability.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (other than those events as to which the thirty day notice period is waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code and Section 303(j) of ERISA with respect to any Pension Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such Pension Plan in a standard termination described in Section 4041(b) of ERISA or a distress termination described in Section 4041(c) of ERISA; (d) the complete or partial withdrawal by the Manager, or any company in the Controlled Group of the Manager, from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in each case, which results in liability pursuant to Section 4063 or 4064 of ERISA; (e) formal written notice from the PBGC of its intent to commence proceedings to terminate any Pension Plan; (f) the imposition of liability on the Manager, or any company in the Controlled Group of the Manager, pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the filing of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Manager or any company in the Controlled Group of the Manager, in connection with any Pension Plan; (h) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (i) the imposition of a lien in favor of the PBGC or a Pension Plan pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan or (j) the complete or partial withdrawal by the Manager or any member of its Controlled Group from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability to the Manager under ERISA.

“Franchise Holder” has the meaning set forth in the preamble.

“Future Brand” means (1) any franchise brand that Taco Bell or any of its affiliates acquires or develops after the Series 2016-1 Closing Date and elects to contribute to one or more Securitization Entities in a manner consistent with the terms of the Transaction Documents and (2) any National Mexican Quick Service Restaurant Brand of a Non-Securitization Entity that the Manager is required to cause to be contributed to a Securitization Entity pursuant to the terms of this Agreement. At the time any Future Securitization Entities are created or acquired, or any Future Brand is contributed into any Future Securitization Entity or any other Securitization Entity, the definitions of “Issuer Subsidiaries” and “Taco Bell Brand” shall be read to include such Future Securitization Entities and Future Brands, respectively, and the definition of “Securitization IP” shall be read to include U.S. Intellectual Property related to those Future Securitization Entities and Future Brands.

“Guarantors” has the meaning set forth in the preamble.

“Holdco Specified Non-Securitization Debt Cap” has the meaning set forth in Section 5.4.

“Indemnitee” has the meaning set forth in Section 2.7(a).

“Indenture” has the meaning set forth in the recitals.

“Independent Auditors” has the meaning set forth in Section 3.2.

“Interim Successor Manager” has the meaning set forth in the Back-Up Management Agreement.

“IP Services” means performing IP Holder’s obligations as licensor under the IP License Agreements; exercising IP Holder’s rights under the IP License Agreements (and under any other agreements pursuant to which IP Holder licenses the use of any Securitization IP); and acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing, sublicensing and undertaking such other duties and services as may be necessary in connection with the Securitization IP, on behalf of IP Holder, in each case in accordance with and subject to the terms of this Agreement (including, without limitation, the Managing Standard, unless IP Holder determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by IP Holder), the Indenture, the other Transaction Documents and the Managed Documents, as agent for IP Holder, including, without limitation, the following activities: (a) searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability and the risk of potential infringement; (b) filing, prosecuting, defending and maintaining applications and registrations for the Securitization IP in IP Holder’s name in the Securitization Jurisdiction, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences, inter partes reviews, post grant reviews, or other office or examiner requests, reviews, or requirements; (c) monitoring third-party use and registration of Intellectual Property, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Intellectual Property, as applicable, that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or IP Holder’s rights therein; (d) confirming IP Holder’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to IP Holder, recording transfers of title in the USPTO and USCO and transferring internet domain name registrations; (e) with respect to IP Holder’s rights and obligations under the IP License Agreements and any Transaction Documents, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement; (f) protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of such Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that IP Holder will, and agrees to, join as a party to any such suits to the extent necessary to maintain standing; (g) performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by IP Holder, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of IP Holder to perfect the Trustee’s lien in the applicable jurisdictions within the Securitization Jurisdiction) in connection with the security interests in the Securitization IP granted by IP Holder to the Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of IP Holder to perfect the Trustee’s lien in the applicable jurisdictions within the Securitization Jurisdiction) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the USPTO and USCO; (h) taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which IP Holder licenses the use of any Securitization IP) to be taken by IP Holder, and preparing (or causing to be prepared) for execution by IP Holder all documents, certificates and other filings as IP Holder will be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements); (i) establishing a fair market value for the royalties or other payments payable to IP Holder under any licenses of Securitization IP that are required under the Transaction Documents to include such payments; (j) paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith; (k) obtaining licenses of third-party Intellectual Property for use and sublicense in connection with the Contributed Franchise Business and any other assets of the Securitization Entities; (l) sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for the Contributed Franchise Business; (m) with respect to Trade Secrets and other confidential information of IP Holder, taking reasonable measures to maintain confidentiality and to prevent non-confidential disclosures thereof, and (n) managing passwords for and access to social media accounts, website hosting accounts, mobile app accounts, and other similar online accounts.

“Issuer” has the meaning set forth in the preamble.

“Leadership Team” means the persons holding the following offices of Taco Bell Corp.: (i) Chief Executive Officer, (ii) Chief Operating Officer, (iii) Chief Financial Officer, (iv) Chief Legal Officer, (v) Chief People Officer, (vi) Chief R&D/QA Officer, (vii) Chief Product Marketing Officer, (viii) Chief Marketing Officer, (ix) Chief Development Officer, (x) Chief Information Officer, (xi) Chief Food Innovation Officer, (xii) any Vice President and (xiii) any other position that contains substantially the same responsibilities as of any of the positions listed above or reports to the Chief Executive Officer, other than administrative assistants.

“Managed Assets” has the meaning set forth in the recitals.

“Managed Document” means any contract, agreement, arrangement or undertaking relating to any of the Managed Assets, including, without limitation, the Contribution Agreements, the Franchise Documents and the IP License Agreements.

“Manager” means Taco Bell Corp., in its capacity as manager hereunder, unless a successor Person shall have become the Manager pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Manager” shall mean such successor Person.

“Manager Advance” means certain advances of funds made by the Manager to (in its sole discretion), or on behalf of, a Securitization Entity in connection with the operation of the Managed Assets and reimbursed pursuant to the Priority of Payments.

“Manager Termination Event” has the meaning set forth in Section 6.1(a).

“Managing Standard” means standards that (a) are consistent with Current Practice or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Managed Assets were owned by the Manager at such time; (b) will enable the Manager to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Transaction Documents and the New Franchise Agreements, Contributed Franchise Agreements, New Development Agreements and Contributed Development Agreements (and all agreements or obligations ancillary to any of the foregoing); (c) are in material compliance with all applicable Requirements of Law; and (d) with respect to the use and maintenance of IP Holder’s rights in and to the Securitization IP, are consistent with the standards imposed by the IP License Agreements.

“NAFA Account” means the National Advertising Fund Administration account relating to the Taco Bell Brand.

“National Mexican Quick Service Restaurant Brand” means a franchise brand for a national chain of quick service restaurants, which brand satisfies each of the following conditions: (i) derives at least 85% of its revenue from the sale of Mexican-style ready-to-eat food products, (ii) offers drive-thru food service from at least 85% of its restaurants, (iii) does not offer waiters or wait staff to take customer orders or provide customer table service, and (iv) has at least 85% of its restaurants located in the United States. The term “quick service restaurants” specifically excludes “casual dining” or “fast casual” restaurants.

“New Asset Addition Date” means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by the applicable Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies, if any, in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) if such New Asset is a New Franchise Agreement or a New Development Agreement, the date on which Taco Bell Franchisor begins receiving Franchisee Payment Amounts from the applicable Franchisee or counterparty to a New Development Agreement, as applicable, in respect of such New Asset.

“New Assets” means a New Franchise Agreement, a New Development Agreement or any other Managed Asset contributed to, or otherwise entered into or acquired by, the Securitization Entities after the Series 2016-1 Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA.

“Post-Opening Services” means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities after the opening of a Branded Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as may be required under the applicable Franchise Document, (a) providing such Restaurant Operator with the standards established or approved by Taco Bell Franchisor or Franchise Holder, as applicable, for use by Restaurant Operators; (b) inspecting such Branded Restaurant; (c) providing such Restaurant Operator with the Manager’s ongoing operating standards and materials designed for use in the Branded Restaurants; and (d) such other Post-Opening Services as are required to be performed under applicable Franchise Documents; provided that such Post-Opening Services provided by the Manager under this Agreement will not include any “add-on” type corporate services provided by a Non-Securitization Entity to a Restaurant Operator, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to Taco Bell Franchisor or Franchise Holder, as applicable, under the related Franchise Agreement, including, without limitation, repairs and maintenance, gift card administration, employee training, point-of-sale system maintenance and support and maintenance of other information technology systems.

“Power of Attorney” means the authority granted by a Securitization Entity to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit A-1 or Exhibit A-2 hereto and, in each case, delivered on the date of the Original Management Agreement.

“Pre-Opening Services” means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities prior to the opening of a Branded Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as may be required under the applicable Franchise Document, (a) providing such Restaurant Operator with the standards established or approved by Taco Bell Franchisor or Franchise Holder, as applicable, for use by Restaurant Operators; (b) inspecting such Branded Restaurant; (c) providing such Restaurant Operator with the Manager’s ongoing operating standards and materials designed for use in the Branded Restaurants; and (d) providing such other Post-Opening Services as are required to be performed under applicable Franchise Documents; provided that such Post-Opening Services provided by the Manager under the Management Agreement will not include any “add-on” type corporate services provided by a Non-Securitization Entity to a Restaurant Operator, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to Taco Bell Franchisor or Franchise Holder, as applicable, under the related Franchise Agreement, including, without limitation, repairs and maintenance, gift card administration, employee training, back of house support and maintenance fees; Taco Bell IT service desk for front of house fees and all access fees.

“Quarterly Fiscal Period” means each of the following quarterly fiscal periods of the Securitization Entities: (i) the first three quarterly fiscal periods of each fiscal year will consist of 12 weeks (three 4-week periods) and (ii) the fourth quarterly fiscal period of each fiscal year with 52-weeks consists of 16 weeks (four 4-week periods) and each fiscal year with 53-weeks consists of 17 weeks (three 4-week periods and one 5-week period). References to “weeks” in “Quarterly Fiscal Period” means TBC’s fiscal weeks, which begin on each Wednesday and end on each Tuesday. The last day of each fourth Quarterly Fiscal Period of the Securitization Entities in each fiscal year is the last Tuesday in December. The last day of each fourth Quarterly Fiscal Period of the Securitization Entities in each fiscal year is the last Tuesday in December.

“Recipient” has the meaning ascribed to such term in Section 7.1.

“Securitization Entities” has the meaning set forth in the preamble.

“Series 2016-1 Closing Date” means May 11, 2016.

“Series 2021-1 Closing Date” means the date of this Agreement.

“Services” means the servicing and administration by the Manager of the Managed Assets, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, on behalf of the applicable Securitization Entity, including, without limitation:

(a)            calculating and compiling information required in connection with any report or certificate to be delivered pursuant to the Transaction Documents;

(b)            preparing and filing all tax returns and tax reports required to be prepared by any Securitization Entity;

(c)            paying or causing to be paid or discharged, in each case from funds of the Securitization Entities, any and all taxes, charges and assessments attributable to and required to be paid under applicable Requirements of Law by any Securitization Entity;

(d)         performing the duties and obligations of, and exercising and enforcing the rights of, the Securitization Entities under the Transaction Documents, including, without limitation, performing the duties and obligations of each applicable Securitization Entity under the IP License Agreements;

(e)       taking those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture, the Guarantee and Collateral Agreement and the Transaction Documents) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral;

(f)         making or causing the collection of amounts owing under the terms and provisions of each Managed Document and the Transaction Documents, including, without limitation, managing (i) Taco Bell Franchisor’s or Franchise Holder’s rights and obligations, as applicable, as franchisor under the Franchise Agreements, the Company-Owned Restaurant Master Franchise Agreements and the Development Agreements (including performing Pre-Opening Services and Post-Opening Services) or taking actions to maintain Taco Bell Franchisor’s net worth for purposes of state franchisor requirements, including enforcing Franchisor Holdco’s obligations under the Performance Guaranty and directing the Trustee in writing to allocate amounts between the Senior Notes Interest Reserve Accounts and (ii) the right to approve amendments, waivers, modifications and terminations of (including extensions, modifications, write-downs and write-offs of obligations owing under) Franchise Documents and other Managed Documents (which amendments to Franchise Documents may be effected by replacing a franchise agreement with a new franchise agreement (which new franchise agreement may be executed by any Securitization Entity)) and to exercise all rights of the applicable Securitization Entities under such Franchise Documents and other Managed Documents;

(g)         performing due diligence with respect to, selecting and approving new Franchisees and providing personnel to manage the due diligence, selection and approval process;

(h)       preparing, offering and entering into New Franchise Agreements and New Development Agreements, in each case, in its own name on behalf of the Securitization Entities (including in its capacity as franchise broker/franchise sales agent for the Securitization Entities) or in the name of a Securitization Entity (pursuant to the applicable Power of Attorney), including, among other things, adopting variations to the forms of agreements used in documenting such agreements and preparing and executing documentation of franchise transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Transaction Documents (and performing such filings as may be required by law to serve as franchise broker/franchise sales agent for any Securitization Entity);

(i)        evaluating and approving assignments of Franchise Agreements, Company-Owned Restaurant Master Franchise Agreements, Development Agreements and other Franchise Documents by Restaurant Operators to third-party franchisee candidates or existing Franchisees;

(j)         preparing and filing franchise disclosure documents with respect to Development Agreements, Franchise Agreements and Company-Owned Restaurant Master Franchise Agreements to comply, in all material respects, with applicable Requirements of Law;

(k)         complying with franchise industry specific government regulation and applicable Requirements of Law;

(l)          making Manager Advances in its sole discretion;

(m)        administering the Management Accounts;

(n)         performing the duties and obligations and enforcing the rights of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time;

(o)         arranging for legal services with respect to the Managed Assets, including with respect to the enforcement of the Franchise Documents;

(p)         arranging for or providing accounting and financial reporting services;

(q)        establishing and/or providing quality control services and standards for food, equipment, suppliers and distributors in connection with the Branded Restaurants and monitoring compliance with such standards;

(r)         developing new products and services (or modifying any existing products and services) to be offered in connection with the Branded Restaurants and the other assets of the Securitization Entities;

(s)         in connection with Branded Restaurants, developing, modifying, amending and disseminating (i) specifications and standards for restaurant operations, (ii) operations procedures manuals and (iii) new service or menu offerings;

(t)          performing the IP Services;

(u)         acting on behalf of the Securitization Entities with respect to the NAFA Account and in such capacity, or in any other capacity agreed with the Franchisees or other Restaurant Operators from time to time, developing and executing advertising, marketing and promotional strategies, programs and materials relating to the Taco Bell Brand and Branded Restaurants;

(v)          managing the Taco Bell website, social media presence and mobile app; and

(w)         performing such other services as may be necessary or appropriate from time to time and consistent with the Managing Standard and the Transaction Documents in connection with the Managed Assets.

“Specified Non-Securitization Debt” has the meaning set forth in Section 5.4.

“Sub-management Arrangement” means an arrangement whereby the Manager engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement excluding the fundamental corporate functions of the Manager; provided that (i) master franchise arrangements with Restaurant Operators and temporary arrangements with Restaurant Operators with respect to the management of one or more Branded Restaurants immediately following the termination of the former Restaurant Operators, and (ii) any agreement between the Manager and third-party vendors pursuant to which the Manager purchases a specific product or service or outsources routine administrative functions, including any products, services or administrative functions listed on Schedule 1 hereto or any other products, services or administrative functions that are substantially similar thereto, shall not constitute a Sub-management Arrangement.

“Successor Manager” means any successor to the Manager appointed by the Control Party (at the direction of the Controlling Class Representative) upon the termination, resignation, removal or replacement of the Manager pursuant to the terms of this Agreement.

“Term” shall have the meaning set forth in Section 8.1.

“Termination Notice” has the meaning set forth in Section 6.1(a).

“Trustee” has the meaning set forth in the preamble.

“Weekly Manager’s Certificate” has the meaning set forth in Section 3.5.

“Weekly Management Fee” means, with respect to each Weekly Allocation Date, following the Series 2021-1 Closing Date, the amount determined by dividing:

(i)            an amount equal to the sum of (A) a base fee of $29,800,000, plus (B) a fee of $8,700 for every $100,000 of aggregate Retained Collections over the preceding four (4) Quarterly Fiscal Periods; by

(ii)            52;

provided that the dollar amounts set forth in clauses (i)(A) will be subject to successive 2% annual increases on the first day of the first Quarterly Fiscal Period of the fiscal year of the Securitization Entities; provided, further, that the incremental increased portion of such fees will be payable only to the extent that the sum of the amounts set forth in clauses (i)(A) and (i)(B) as so increased will not exceed 35% of the aggregate Retained Collections over the preceding four (4) Quarterly Fiscal Periods.

“Welfare Plan” means any “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

“YBI” has the meaning set forth in Section 6.2(a).

Section 1.2      Other Defined Terms.

(a)            Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 or elsewhere in this Agreement shall mean the singular thereof when the singular form of such term is used herein.

(b)            The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c)            Unless as otherwise provided herein, the word “including” as used herein shall mean “including without limitation.”

(d)            The rules of construction set forth in Section 1.4 of the Base Indenture shall apply for all purposes under this Agreement.

(e)            All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.

(f)            Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made, to the extent applicable and except as otherwise specified in this Agreement or the other Transaction Documents, in accordance with GAAP. When used herein, the term “financial statement” shall include the notes and schedules thereto. All accounting determinations and computations hereunder shall be made without duplication.

Section 1.3      Other Terms. All terms used in Article 9 of the UCC as in effect from time to time in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4      Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

ADMINISTRATION AND SERVICING OF MANAGED ASSETS

Section 2.1      Taco Bell Corp. to act as Manager.

(a)            Engagement of the Manager. The Manager is hereby authorized by each Securitization Entity, and hereby agrees, to continue to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Managing Standard and the terms of this Agreement, the other Transaction Documents and the Managed Documents. With respect to the IP Services, the Manager shall perform such IP Services in accordance with the Managing Standard and the IP License Agreements, unless IP Holder determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by IP Holder. The Manager, on behalf of each of the Securitization Entities, shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Managing Standard, the Indenture and the other applicable Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager determines are necessary or desirable. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, including Section 2.8, the Indenture and the other Transaction Documents, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as agent for the applicable Securitization Entity) or in the name of any Securitization Entity (pursuant to the applicable Power of Attorney), on behalf of any Securitization Entity any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Managed Assets, including, without limitation, consents to sales, transfers or encumbrances of a franchise by any Restaurant Operator or consents to assignments and assumptions of the Franchise Arrangements by any Restaurant Operator in accordance with the terms thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that the Manager is providing Services directly to each applicable Securitization Entity. Nothing in this Agreement shall preclude any of the Securitization Entities from performing the Services or any other act on their own behalf at any time and from time to time.

(b)            Actions to Create and Perfect Security Interests. Subject to the terms of the Base Indenture, including any applicable Series Supplement, the Manager shall take those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Transaction Documents) of the Trustee’s Lien in the Collateral to the extent required by the Indenture and the Guarantee and Collateral Agreement. Without limiting the foregoing, the Manager shall file or cause to be filed with the appropriate government office the financing statements on Form UCC-1, assignments of financing statements on Form UCC-3, any filings related to the Securitization IP as set forth in Section 8.25 of the Base Indenture and other filings required to be filed in connection with the Indenture and the other Transaction Documents.

(c)            Ownership of Manager-Developed IP. The Manager acknowledges and agrees that all Securitization IP, including any Manager-Developed IP arising during the Term, shall, as between the parties, be owned by and inure exclusively to IP Holder. Any copyrightable material included in such Manager-Developed IP shall, to the fullest extent allowed by law, be considered a “work made for hire” as that term is defined in Section 101 of the U.S. Copyright Act of 1976, as amended, and owned by IP Holder. The Manager hereby irrevocably assigns and transfers, without further consideration, all right, title and interest in such Manager-Developed IP (and all goodwill connected with the use of and symbolized by Trademarks included therein) to IP Holder. Notwithstanding the foregoing, the Manager-Developed IP to be transferred to IP Holder shall include rights to use third-party Intellectual Property only to the extent (but to the fullest extent) that such rights are assignable or sublicensable to IP Holder. All applications to register Manager-Developed IP shall be filed in the name of IP Holder.

The Manager agrees to cooperate in good faith with IP Holder for the purpose of securing and preserving IP Holder’s rights in and to the applicable Manager-Developed IP, including executing any documents and taking any actions, at IP Holder’s reasonable request, or as deemed necessary or advisable by the Manager, to confirm, file and record in any appropriate registry IP Holder’s sole legal title in and to such Manager-Developed IP, it being acknowledged and agreed that any expenses in connection therewith shall be paid by IP Holder. The Manager hereby appoints IP Holder as its attorney-in-fact authorized to execute such documents in the event that Manager fails to execute the same within twenty (20) days following IP Holder’s written request to do so (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

(d)          Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, each of the Securitization Entities executed and delivered on May 11, 2016 a Power of Attorney in substantially the form set forth as Exhibit A-1 (with respect to IP Holder) and Exhibit A-2 (with respect to the other Securitization Entities) hereto to the Manager, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.

(e)          Manager Insurance. The Manager agrees to maintain adequate insurance consistent with the type and amount maintained by the Manager as of the Series 2016-1 Closing Date, subject, in each case, to any adjustments or modifications made in accordance with clause (a) of the definition of the Managing Standard. Such insurance shall cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein.

Section 2.2         Accounts.

(a)          Collection of Payments; Remittances; Collection Account. The Manager shall maintain and manage the Management Accounts (and certain other accounts from time to time) in the name of, and for the benefit of, each of the Securitization Entities. The Manager shall (on behalf of each of the Securitization Entities) (i) cause the collection of Collections in accordance with the Managing Standard and subject to and in accordance with the Transaction Documents and (ii) make all deposits to and withdrawals from the Management Accounts in accordance with this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture and the applicable Managed Documents. The Manager shall (on behalf of each of the Securitization Entities) make all deposits to the Collection Account in accordance with the terms of the Indenture.

(b)         Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into a Lock-Box Account, a Concentration Account, the Collection Account or such other appropriate account within three (3) Business Days immediately following Actual Knowledge of the Manager of the receipt thereof and in the form received with any necessary endorsement or in cash, all payments in respect of the Managed Assets incorrectly deposited into another account. In the event that any funds not constituting Collections are incorrectly deposited in any Account, the Manager shall promptly withdraw such amounts after obtaining Actual Knowledge thereof and shall pay such amounts to the Person legally entitled to such funds. Except as otherwise set forth herein or in the Base Indenture, the Manager shall not commingle any monies that relate to Managed Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Managed Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Managed Assets or such other property are in the possession or control of the Manager to the extent such Managed Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Manager, promptly after obtaining Actual Knowledge thereof, shall notify the Trustee in the Weekly Manager’s Certificate of any amounts incorrectly deposited into any Indenture Trust Account and arrange for the prompt remittance by the Trustee of such funds from the applicable Indenture Trust Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager in any Weekly Manager’s Certificate and shall remit such funds to the Manager based solely on such Weekly Manager’s Certificate.

(c)          Investment of Funds in Management Accounts. The Manager shall have the right to invest and reinvest funds deposited in any Management Account in Eligible Investments maturing no later than the Business Day preceding each Weekly Allocation Date. All income or other gain from such Eligible Investments will be credited to the related Management Account, and any loss resulting from such investments will be charged to the related Management Account. The Investment Income available on deposit in the Management Accounts will be withdrawn on each Weekly Allocation Date for deposit to the Collection Account for application as Collections on such Weekly Allocation Date.

(d)          Advertising Fees. The Manager will instruct Restaurant Operators (other than Franchisees that are licensees under the applicable Franchise Agreement) to pay certain advertising fees based on a percentage of sales in accordance with the Company-Owned Restaurant Master Franchise Agreement or Franchise Agreement, as applicable (“Advertising Fees”), to the NAFA Account.

(e)         Dormant Accounts. The Manager, acting on behalf of the applicable Securitization Entities, in accordance with the terms of Section 13.1 of the Base Indenture, may at any time and from time to time, may without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, the applicable Securitization Entity and the Trustee close or otherwise terminate any Management Account or Lock-Box Account and amend, restate, supplement, modify or terminate any related Account Control Agreement subject to the delivery by the Manager of an Officer’s Certificate to the Control Party and the Trustee, following the termination of such Management Account or Lock-Box Account, stating that such account (a) has been closed, is no longer used or is dormant, (b) there are no remaining Collections or other Collateral credited thereto and (c) the Manager has taken reasonable best efforts (including, if applicable, notifying third parties) to ensure that no Collections or other Collateral will be deposited to such Management Account or Lock-Box Account following the termination thereof. To the extent any Collections or other Collateral are deposited in any such account in the future, the Manager agrees to cause such Collections or other Collateral to be transferred within two (2) Business Days to a separate Management Account that is subject to an Account Control Agreement.

(f)           Third-Party Fees Payments. Unless otherwise specified in the Transaction Documents, any license fee, royalty fee or other fee with respect to the Securitization IP or the Services and payable by a third-party to the Manager (or payable to any other Non-Securitization Entity and allocable to the Manager or the Issuer or the other Securitization Entities) shall be deposited to a Management Account within a commercially reasonable timeframe, as determined by the Manager in accordance with the Managing Standard.

Section 2.3           Records.

(a)          The Manager shall, in accordance with the Managing Standard, retain all material data (including computerized records) relating directly to, or maintained in connection with, the servicing of the Managed Assets at its address indicated in Section 8.5 (or at an off-site storage facility reasonably acceptable to each of the Securitization Entities, the Servicer and the Back-Up Manager) or, upon thirty (30) days’ notice to each of the Securitization Entities, the Rating Agency, the Back-Up Manager, the Trustee and the Servicer, at such other place where the servicing office of the Manager is located (provided that the servicing office of the Manager shall at all times be located in the United States), and shall give the Trustee, the Back-Up Manager and the Servicer access to all such data in accordance with the terms and conditions of the Transaction Documents; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data. The Manager acknowledges that IP Holder shall own the Intellectual Property rights in all such data.

(b)            If the rights of Taco Bell Corp., shall have been terminated in accordance with Section 6.1, the Manager, shall, upon demand of the Trustee (based upon the written direction on the Control Party), deliver to the Successor Manager (or Interim Successor Manager, as the case may be) all data in its possession or under its control (including computerized records) necessary or desirable for the servicing of the Managed Assets; provided, however, that the Manager may retain a single set of copies of any books and records that the Manager reasonably believes will be required by it for the purpose of performing any of the Manager’s accounting, public reporting or other administrative functions that are performed in the ordinary course of the Manager’s business; and provided, further, that the Manager shall have access, during normal business hours and upon reasonable notice, to all books and records that the Manager reasonably believes would be necessary or desirable for the Manager in connection with the preparation of any tax or other governmental reports and filings and other uses; and provided, further, that if the Issuer shall desire to dispose of any of such books and records at any time within five (5) years of the Manager’s termination, the Issuer shall, prior to such disposition, give the Manager a reasonable opportunity, at the Manager’s expense, to segregate and remove such books and records as the Manager may select. The provisions of this Section 2.3 shall not require the Manager to transfer any proprietary material or computer programs unrelated to the servicing of the Managed Assets.

Section 2.4          Administrative Duties of Manager.

(a)           Duties with Respect to the Transaction Documents. The Manager, in accordance with the Managing Standard, shall perform the duties of the applicable Securitization Entities under the Transaction Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of such Securitization Entity pursuant to applicable law. In furtherance of the foregoing, the Manager shall consult with the managers or the directors, as the case may be, of each Securitization Entity as the Manager deems appropriate regarding the duties of such Securitization Entity under the applicable Transaction Documents. The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining Actual Knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the applicable Transaction Documents. The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the applicable Transaction Documents.

(b)            Duties with Respect to the Securitization Entities. In addition to the duties of the Manager set forth in this Agreement or any of the Transaction Documents, the Manager, in accordance with the Managing Standard, shall perform such calculations and shall prepare for execution by each of the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of each of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws. Pursuant to the directions of each of the Securitization Entities and in accordance with the Managing Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with each of the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.

(c)           Records. The Manager shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection by each of the Securitization Entities during normal business hours, and upon reasonable notice, by the Trustee, the Back-Up Manager, the Servicer and the Controlling Class Representative in accordance with Section 3.1(d).

(d)            Election of Controlling Class Representative. Pursuant to Section 11.1(d) of the Base Indenture, if a CCR Election results in a tie, the Manager shall have the right to select one of such tied CCR Candidates as the Controlling Class Representative.

Section 2.5          No Offset. The payment obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, in connection with the performance of such obligations, any right of offset that the Manager has or may have against the Trustee, the Servicer or any of the Securitization Entities, whether in respect of this Agreement, the other Transaction Documents or any document governing any Managed Asset or otherwise.

Section 2.6          Compensation and Expenses. As compensation for the performance of its obligations under this Agreement, the Manager will be entitled to receive (i) the Weekly Management Fee, and (ii) with the written consent of the Control Party (such consent not to be unreasonably withheld or delayed), the Supplemental Management Fee, if any, on each Weekly Allocation Date out of amounts available therefor under the Indenture on such Weekly Allocation Date in accordance with the Priority of Payments. The Manager is required to pay from its own funds all expenses it may incur in performing its obligations hereunder.

Section 2.7          Indemnification.

(a)          The Manager agrees to indemnify and hold each of the Securitization Entities, the Trustee, the Back-Up Manager and the Servicer (both in its capacity as Servicer and as Control Party) and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of counsel (other than the allocated costs of in-house counsel), that any of them may incur as a result of (i) the breach by the Manager of any representation, warranty or covenant under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager or (ii) the Manager’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement and the other Transaction Documents; provided, however, that there shall be no indemnification under this Section 2.7(a) in respect of losses on the value of any Collateral for a breach of any representation, warranty or covenant relating to any New Asset provided in Article V so long as the Manager has complied with Section 2.7(b) and Section 2.7(c) hereunder; provided, further, that the Manager shall have no obligation of indemnity to an Indemnitee to the extent any such claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses are caused by the bad faith, gross negligence, willful misconduct, or breach of this Agreement by such Indemnitee (unless caused by the Manager with respect to a Securitization Entity). In the event the Manager is required to make an indemnification payment pursuant to this Section 2.7(a) the Manager shall promptly pay such indemnification payment directly to the applicable Indemnitee (or, if due to a Securitization Entity, shall deposit such indemnification payment directly to the Collection Account).

(b)         In the event of a breach of any representation, warranty or covenant relating to any New Asset provided in Article V that is not remedied within thirty (30) days of the Manager having obtained Actual Knowledge of such breach or written notice thereof, the Manager, in its capacity as transferor, shall promptly notify the Trustee and the Servicer and cause the New Assets to be reassigned or pay the Indemnification Amount to the applicable Securitization Entity; provided that if the applicable breach affects only a portion of such New Asset without a Material Adverse Effect on the cash flow generated by or in connection with such New Asset, the Manager shall only be required to pay the Indemnification Amount with respect to such affected portion of such New Asset.

(c)          In addition to the rights provided in Section 2.7(b), the Manager, in its capacity as transferor, agrees to indemnify and hold each Indemnitee harmless if any action or proceeding (including any governmental investigation and/or the assessment of any fines or similar items) shall be brought or asserted against such Indemnitee in respect of a material breach of any representation, warranty or covenant relating to any New Asset provided in Article V to the extent provided in Section 2.7(a).

(d)          Any Indemnitee that proposes to assert the right to be indemnified under this Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Control Party, as well), and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Manager, (ii) the Manager is advised in writing by counsel to such Indemnitee or the Control Party that joint representation would give rise to a conflict of interest between such Indemnitee’s position and the position of the Manager in respect of the defense of the claim, (iii) the Manager shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Manager, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Manager (in which case, the Indemnitee notifies the Manager in writing that it elects to employ separate counsel at the expense of the Manager, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Manager and the Manager shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Manager shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for such fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee). The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Manager shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder. Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee in providing the Manager with notice of any action shall not relieve the Manager of its indemnification obligations except to the extent the Manager is materially prejudiced by such delay or failure of notice.

Section 2.8           Nonpetition Covenant. Until the date that is one year and one day after the date upon which the Issuer has paid in full all Series of Notes Outstanding (and the Transaction Documents have been terminated), the Manager will not institute against any Securitization Entity, or join with any other Person in instituting against any Securitization Entity, any arrangement, Insolvency or receivership proceeding under any federal or state Insolvency or similar law or consent to, or make application for or institute or maintain any action for, the dissolution of any Securitization Entity under the Delaware LLC Act or any other applicable Requirements of Law.

Section 2.9          Franchisor Consent. Subject to the Managing Standard and the terms of the Indenture, the Manager shall have the authority, on behalf of the applicable Securitization Entities, to grant or withhold consents of the “franchisor” or “licensor” required under the Franchise Documents.

Section 2.10       Appointment of Sub-managers. The Manager may enter into Sub-management Arrangements with third parties (including Affiliates) (each, a “Sub-manager”) to provide any of the Services hereunder; provided that, other than with respect to a Sub-management Arrangement with an Affiliate of the Manager, that no Sub-management Arrangement shall be effective unless and until (i) the Manager receives the consent of the Control Party (not unreasonably withheld or delayed), (ii) such Sub-manager executes and delivers an agreement, in form and substance reasonably satisfactory to the Control Party, to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Manager under this Agreement; provided that such Sub-management Arrangement shall be terminable by the Control Party upon a Manager Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.2 and intellectual property provisions substantially similar to those provided in Section 6.3, and (iii) a written notice has been provided to the Trustee, the Back-Up Manager, the Sub-manager and the Control Party. The Manager shall not enter into any Sub-management Arrangement which delegates the performance of any fundamental business operations such as responsibility for the franchise development, operations and marketing strategies for Franchise Holder, Taco Bell Franchisor, IP Holder and Branded Restaurants as a whole to any Person that is not an Affiliate without receiving the prior written consent of the Control Party. The Manager may delegate to any Sub-management administration of any Management Account; provided that, prior to accepting instructions from any such Sub-manager regarding any such Managed Account, the Trustee may require that such Sub-manager provide all applicable know-your-customer documentation required by the Trustee. Notwithstanding anything to the contrary herein or in any Sub-management Arrangement, the Manager shall remain primarily and directly liable for its obligations hereunder and in connection with any Sub-management Arrangement.

Section 2.11         Permitted Asset Dispositions. The Manager (acting on behalf of each of the Securitization Entities), in accordance with Section 8.16 of the Base Indenture and the Managing Standard, may dispose of property of any of the Securitization Entities from time to time pursuant to a Permitted Asset Disposition. Upon receipt of any Asset Disposition Proceeds from any Permitted Asset Disposition, the Manager (on behalf of the applicable Securitization Entities), in accordance with Section 5.10 of the Base Indenture, shall deposit or cause the deposit of such Asset Disposition Proceeds to the Asset Disposition Proceeds Account. At the election of the Manager (on behalf of the applicable Securitization Entity) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Asset Disposition Proceeds in Eligible Assets within the applicable Asset Disposition Reinvestment Period.

Section 2.12         Manager Advances.

(a)          The Manager may, but is not obligated to, make Manager Advances to, or on behalf of, any Securitization Entity in connection with the operation of the Managed Assets. Manager Advances will accrue interest at the Advance Interest Rate and shall be reimbursable on each Weekly Allocation Date in accordance with the Priority of Payments. The Manager will be permitted to elect to waive or defer the payment of Weekly Management Fees for any period in its sole discretion as set forth in the related Weekly Manager’s Certificate, and in the case of any waiver thereof, to agree with the Issuer that any amount so waived may be recouped by the Manager from future available Residual Amounts, in which case any amount so recouped, for the avoidance of doubt, will not be considered “Weekly Management Fees” for purposes of the calculation of Net Cash Flow; provided further, that, following the Series 2021-1 Closing Date the Issuer may, in its sole discretion, from time to time elect to waive the Weekly Management Fee.

(b)          Notwithstanding anything herein or in any other Transaction Document to the contrary, following the 2021 Springing Amendments Implementation Date, each of the parties hereto acknowledges and agrees that the Weekly Management Fee may be amended, at the sole discretion of the Issuer, upon written notification by the Issuer to the Trustee and the Control Party, following the effectiveness of such amendment; provided, that in connection with such notification (i) the Issuer (or the Manager acting on its behalf) certifies to the Trustee and the Control Party that a copy of such amendment was provided to the Back-Up Manager on or prior to the effectiveness of such amendment, (ii) after delivering such written notification, the Issuer will disclose the then-applicable formula in subsequent Quarterly Noteholders’ Reports and (iii) after delivering such written notification, the Issuer (or the Manager acting on its behalf) delivers written confirmation to the Trustee and the Control Party that the Rating Agency Condition with respect to each Series of Notes Outstanding has been satisfied with respect to such new formula.

Article III

STATEMENTS AND REPORTS

Section 3.1         Reporting by the Manager.

(a)           Reports Required Pursuant to the Indenture. The Manager, on behalf of each of the Securitization Entities, shall furnish, or cause to be furnished, to the Trustee and each other party as may be required pursuant to Article IV of the Base Indenture, all reports and notices required to be delivered to the Trustee by any Securitization Entity pursuant to the Indenture (including pursuant to Article IV of the Base Indenture) or any other Transaction Document.

(b)          Instructions as to Withdrawals and Payments. The Manager, on behalf of the Issuer, will furnish, or cause to be furnished, to the Trustee or the Paying Agent, as applicable, written instructions to make withdrawals and payments from the Collection Account and any other Base Indenture Accounts or any Series Account, as contemplated herein, in the Base Indenture and in any Series Supplement. The Trustee and the Paying Agent shall follow any such written instructions in accordance with the terms and conditions of the Base Indenture and any applicable Series Supplement.

(c)          Delivery of Financial Statements. The Manager shall provide the financial statements of the Issuer and each of the Securitization Entities as required under Section 4.1(f) of the Base Indenture.

(d)         Franchisee Termination Notices. The Manager shall send to the Trustee, the Servicer and the Back-Up Manager, as soon as reasonably practicable but in no event later than 15 Business Days of the transmittal thereof, a copy of any notices of termination of one or more Franchise Agreements sent by the Manager on behalf of any Securitization Entity to any Franchisee unless (i) the related Franchised Restaurant(s) generated less than $1,000,000 in Franchisee Royalty Payments during the immediately preceding fiscal year or (ii) the related Franchised Restaurant continues to operate pursuant to an agreement between any Securitization Entity or the Manager on its behalf and such Franchisee or any other Franchisee.

(e)          Additional Information; Access to Books and Records. The Manager shall furnish from time to time such additional information regarding the Collateral or compliance with the covenants and other agreements of any Securitization Entity under the Transaction Documents as the Trustee, the Back-Up Manager or the Servicer may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable law and appropriate confidentiality requirements. The Manager shall, and shall cause each Securitization Entity to, permit, at reasonable times upon reasonable notice, the Servicer, the Controlling Class Representative and the Trustee or any Person appointed by any of them as its agent to visit and inspect any of its properties, examine its books and records and discuss its affairs with its officers, directors, managers, employees and independent certified public accountants, and up to one such visit and inspection by any of the Servicer, the Controlling Class Representative and the Trustee, or any Person appointed by them shall be reimbursable as a Securitization Operating Expense per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided, however, that during the continuance of a Warm Back-Up Management Trigger Event or Manager Termination Event, or to the extent expressly required without the instruction of any other party under the terms of any Transaction Documents, any such Person may visit and conduct such activities at any time and all such visits and activities will constitute a Securitization Operating Expense; provided, further that the Servicer, the Trustee and the Controlling Class Representative shall use commercially reasonable efforts to coordinate their visit and inspection such that they will occur concurrently. Notwithstanding the foregoing, the Manager shall not be required to disclose or make available communications protected by the attorney-client privilege.

(f)           Leadership Team Changes. The Manager shall promptly notify the Trustee, the Back-Up Manager and the Servicer of any termination or resignation of three or more persons included in the Leadership Team that occurs within twelve (12) months of a Change of Control.

Section 3.2         Appointment of Independent Auditor. On or before the Series 2021-1 Closing Date, the Securitization Entities shall appoint, or shall have appointed, a firm of independent public accountants of recognized national reputation that is reasonably acceptable to the Control Party to serve as the independent auditors (“Independent Auditors”) for purposes of preparing and delivering the reports required under Section 3.3. It is hereby acknowledged that the accounting firm of KPMG LLP is acceptable for purposes of serving as Independent Auditors. The Securitization Entities may not remove the Independent Auditors without first giving thirty (30) days’ prior written notice to the Independent Auditors, with a copy of such notice also given concurrently to the Trustee, the Rating Agency, the Control Party, the Manager (if applicable), the Servicer and the Back-Up Manager. Upon any resignation by such firm or removal of such firm, the Securitization Entities shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Auditors hereunder. If the Securitization Entities shall fail to appoint a successor firm of Independent Auditors within thirty (30) days after the effective date of any such resignation or removal, the Control Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Auditors hereunder. The fees of any Independent Auditors shall be payable by the Securitization Entities.

Section 3.3         Annual Accountants’ Reports. The Manager shall furnish, or cause to be furnished to the Trustee, the Servicer, the Rating Agency and the Back-Up Manager (to the extent the Back-Up Manager is not providing such report), within one hundred and twenty (120) days after the end of each fiscal year of the Manager, (i) a report of the Independent Auditors (who may also render other services to the Manager) or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Auditors or the Back-Up Manager with respect to compliance with the Quarterly Noteholders’ Reports for such fiscal year (or other period) with the standards set forth herein, and (ii) a report of the Independent Auditors or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (x) in the case of the Independent Auditors, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (y) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Auditors, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (each, an “Annual Accountants’ Report”). In the event such Independent Auditors require the Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Manager shall direct the Trustee in writing to so agree as to the procedures described therein; it being understood and agreed that the Trustee shall deliver such letter of agreement (which shall be in a form reasonably satisfactory to the Trustee) in conclusive reliance upon the direction of the Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 3.4         Available Information. The Manager, on behalf of each of the Securitization Entities, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act, as amended, subject to the Manager’s confidentiality requirements. The Manager shall deliver such information, and shall promptly deliver copies of all Quarterly Noteholders’ Reports and Annual Accountants’ Reports, to the Trustee and any other parties as contemplated under Section 4.4 of the Base Indenture, to enable the Trustee to redeliver such information to purchasers or prospective purchasers of the Notes as contemplated by Section 4.4 of the Base Indenture.

Section 3.5         Weekly Manager’s Certificate. The Manager shall deliver a weekly certificate in the form of Exhibit C to the Trustee and such other parties as required under the terms of this Agreement and the Indenture.

Article IV

THE MANAGER

Section 4.1         Representations and Warranties Concerning the Manager. The Manager represents and warrants to each Securitization Entity, the Trustee and the Servicer, as of the Series 2021-1 Closing Date (except if otherwise expressly noted), as follows:

(a)         Organization and Good Standing. The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of California, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority (x) to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and (y) to perform its obligations under this Agreement, except in each case referred to in clause (ii) or (iii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager.

(b)          Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, or the charter or bylaws or other organizational documents of the Manager, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument, except, in each case, (i) pursuant to the Indenture and the other Transaction Documents or (ii) to the extent such default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.

(c)          Consents. Except (i) for filings and/or registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, (ii) to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”, (iii) for any consents, licenses, approvals, authorizations, registrations, notifications, waivers or declarations that have been obtained or made and are in full force and effect and (iv) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.

(d)          Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)         No Litigation. There are no actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or which would reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.

(f)          Compliance with Requirements of Law. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, taken as a whole, or any of the Securitization Entities.

(g)          No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral, taken as a whole; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h)          Taxes. The Manager has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all material state and other tax returns that are required to be filed except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Manager has paid or caused to be paid, and shall pay or cause to be paid, all material taxes owed by the Manager pursuant to said returns or pursuant to any assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP, to the extent required, have been provided on the books of the Manager).

(i)          Accuracy of Information. No written report, financial statements, certificate or other information furnished (other than projections, budgets, other estimates and general market, industry and economic data) to the Servicer by or on behalf of the Manager in connection with the transactions contemplated hereby or pursuant to any provision of this Agreement or any other Transaction Document (when taken together with all other information furnished by or on behalf of the Manager to the Servicer), contains any material misstatement of fact as of the date furnished or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made; and with respect to its projected financial information, the Manager represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

(j)          Financial Statements. As of the Series 2021-1 Closing Date, the consolidated balance sheet of YBI included in the Offering Memorandum reported on and accompanied by a report from the Independent Auditors, presents fairly in all material respects the financial condition of YBI as of such date. Such financial statement, including the related schedules and notes thereto, has been prepared in accordance with GAAP (except as otherwise stated therein).

(k)          No Material Adverse Change. Since the Series 2021-1 Closing Date, except as otherwise set forth in the Offering Memorandum, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral, taken as a whole.

(l)           ERISA. During the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan or Multiemployer Plan, no ERISA Event has occurred which would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Manager nor any of its Subsidiaries has any contingent liability with respect to any post-retirement medical benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or other applicable similar continuation of coverage laws. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Multiemployer Plan is insolvent (as defined in Section 4245 of ERISA) and (ii) no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred involving any Employee Benefit Plan.

(m)          No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the Actual Knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

(n)          Location of Records. The offices at which the Manager keeps its records concerning the Managed Assets are located at the addresses indicated in Section 8.5.

(o)          DISCLAIMER. EXCEPT FOR THE MANAGER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY OTHER TRANSACTION DOCUMENT, THE MANAGER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER HEREOF TO ANY OTHER PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.2        Existence; Status as Manager. The Manager shall (a) keep in full effect its existence under the laws of the state of its incorporation; provided, that notwithstanding anything herein to the contrary, the Manager may, in its sole discretion, elect to change its status as a corporation and/or change its state of organization if, following such change in status or change in state of organization, the Manager delivers or causes to be delivered (x) an Officer’s Certificate reaffirming its obligations hereunder and under the Transaction Documents and certifying that no Change of Control has occurred and (y) a notice to each of the Trustee, the Securitization Entities, the Back-Up Manager, the Control Party, the Servicer and the Rating Agency with respect to such change in status or change in state of organization; (b) maintain all rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect; and (c) obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

Section 4.3         Taxes. The Manager shall file or cause to be filed all federal tax returns and all material state and other tax returns which, to the Actual Knowledge of the Manager, are required to be filed by the Manager, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Manager shall pay or make adequate provisions for the payment of all taxes shown as due on such returns, and all assessments made against it or any of its property (other than any amount of such tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager).

Section 4.4          Performance of Obligations.

(a)          Performance. The Manager shall perform and observe all of its obligations and agreements contained in this Agreement and the other Transaction Documents in all material respects in accordance with the terms hereof and thereof and in accordance with the Managing Standard, as applicable.

(b)          Special Provisions as to Securitization IP. The Manager acknowledges and agrees that IP Holder has the right and duty to control the quality of the goods and services offered under IP Holder’s Trademarks included in the Securitization IP and the manner in which such Trademarks are used in order to maintain the validity and enforceability of and its ownership of the Trademarks included in the Securitization IP. The Manager shall not take any action contrary to the express written instruction of IP Holder with respect to: (A) the promulgation of standards with respect to the operation of the Branded Restaurants, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (B) the promulgation of standards with respect to new businesses, products and services which IP Holder approves for inclusion in the license granted under any IP License Agreement (or other license agreement or sublicense agreement for which the Manager is performing IP Services), (C) the nature and implementation of means of monitoring and controlling adherence to the standards, (D) the terms of any Franchise Agreements or other sublicense agreements relating to the quality standards which licensees must follow with respect to businesses, products, and services offered under the Trademarks included in the Securitization IP and the usage of such Trademarks, (E) the commencement and prosecution of enforcement actions with respect to the Trademarks included in the Securitization IP and the terms of any settlements thereof, (F) the adoption of any variations on the Taco Bell Brand which were not in use on the Series 2016-1 Closing Date, or other new Trademarks to be included in the Securitization IP, (G) the abandonment of any Securitization IP and (H) any uses of the Securitization IP that are not consistent with the Managing Standard. IP Holder shall have the right to monitor the Manager’s compliance with the foregoing and its performance of the IP Services and, in furtherance thereof, Manager shall provide IP Holder, at its written request from time to time, with copies of Franchise Documents and other sublicenses, samples of products and materials bearing the Trademarks included in the Securitization IP used by Franchisees and other licensees and sublicensees. Nothing in this Agreement shall limit IP Holder’s rights or the licensees’ obligations under the IP License Agreements or any other agreement with respect to which the Manager is performing IP Services.

(d)         IP Holder hereby grants to the Manager a non-exclusive, royalty-free sublicensable license to use the Securitization IP in connection with the performance of the Services under this Agreement, including a license to modify and develop Securitization IP consistent with the Managing Standard. In connection with the Manager’s or any Sub-manager’s use of any Trademark included in the Securitization IP pursuant to the foregoing license, the Manager agrees to adhere to the quality control provisions and sublicensing provisions, with respect to sublicenses issued hereunder, which are contained in each IP License Agreement, as applicable to the product or service to which such Trademark pertains, as if such provisions were incorporated by reference herein.

(e)          License from Manager and Sub-manager to IP Holder. The Manager and each Sub-manager hereby grant IP Holder and any Successor Manager (or any Interim Successor Manager, as the case may be) a perpetual, non- exclusive, royalty-free, sublicensable, worldwide right and license to use any proprietary software owned by the Manager or such Sub-manager, as applicable, for use in connection with operation of the Branded Restaurants.

(f)           Right to Receive Instructions. Without limiting the Manager’s obligations under Section 4.4(b) above, in the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement, the other Transaction Documents or any Managed Documents, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement, any other Transaction Document or any Managed Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may make a Consent Request to the Control Party for written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with instructions, if any, received from the Control Party with respect to such Consent Request, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any such instruction if it is unable to decide between alternative courses of action. Subject to the Managing Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten (10) Business Days of such notice (or within such shorter period of time as may be specified in such notice), the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Manager shall deem to be in the best interests of the Noteholders and each of the Securitization Entities. The Manager shall have no liability to any Secured Party or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own bad faith, gross negligence or willful misconduct.

(g)           Limitation on Manager’s Duties and Responsibilities. The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Managing Standard, and no such implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens (other than Permitted Liens) on any part of the Managed Assets which result from valid claims against the Manager personally and not related to the ownership or administration of the Managed Assets or the transactions contemplated by the Transaction Documents. Except as otherwise set forth herein and in the other Transaction Documents, the Manager shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Managing Standard.

(h)           Dealing with Collateral. The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement or the other Transaction Documents.

(i)            Limitations on the Manager’s Liabilities, Duties and Responsibilities. Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) the breach by the Manager of any representation, warranty or covenant made by it herein or any other Transaction Document to which it is a party in its capacity as Manager or (ii) acts or omissions constituting the Manager’s own bad faith, gross negligence or willful misconduct in the performance of its duties hereunder or under the other Transaction Documents to which it is a party in its capacity as Manager, neither the Manager nor any of its Affiliates, managers, officers, members or employees shall be liable to any Securitization Entity, the Noteholders or any other Person under any circumstances, including, without limitation:

(1)   for any action taken or omitted to be taken by the Manager in good faith in accordance with the instructions of the Trustee or the Control Party;

(2)   for any representation, warranty, covenant, agreement or Indebtedness of any Securitization Entity under the Notes, any other Transaction Documents or the Managed Documents, or for any other liability or obligation of any Securitization Entity;

(3)   for the validity or sufficiency of this Agreement or the due execution hereof by any party hereto other than the Manager, or the form, character, genuineness, sufficiency, value or validity of any part of the Collateral (including the creditworthiness of any Franchisee, lessee or other obligor thereunder), or for, or in respect of, the validity or sufficiency of the Transaction Documents;

(4)   for any action or inaction of the Trustee, the Back-Up Manager or the Servicer or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Transaction Document that is required to be performed by the Trustee, the Back-Up Manager or the Servicer; and

(5)   for any error of judgment made in good faith that does not violate the Managing Standard.

(j)            No Financial Liability. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement (other than Section 2.7, 4.4(g) and 4.4(k)) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Weekly Management Fees and is otherwise not reasonably assured or provided to the Manager. The Manager shall not be liable under the Notes and shall not be responsible for any amounts required to be paid by the Issuer under or pursuant to the Indenture.

(k)           Reliance. The Manager may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates. The Manager may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other entity other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(l)            Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Manager (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them; provided that the Manager shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Manager, consult with external counsel or accountants selected and monitored by the Manager in good faith and in the absence of gross negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

(m)          Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of each of the Securitization Entities, except to the extent the Manager is deemed to be an agent of any of the Securitization Entities by virtue of engaging in franchise sales activities, as a broker, or receiving payments on behalf of each of the Securitization Entities, as applicable. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between any of the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby. Nothing herein shall be deemed to vest in the Manager title to, or ownership or property interest in, any of the Securitization IP. Except as otherwise expressly provided herein or in the other Transaction Documents, the Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Trustee, the Back-Up Manager or the Servicer.

Section 4.5	Merger and Resignation.

(a)          Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (i) the merger into the Manager of another Person, (ii) the consolidation of the Manager and another Person, (iii) the merger of the Manager into another Person or (iv) the sale of substantially all of the property or assets of the Manager to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume the obligations of the Manager under this Agreement and expressly agree to be bound by all other provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Trustee and the Control Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been satisfied.

(b)         Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable Requirements of Law and (B) there is no reasonable action that the Manager could take to make the performance of its duties hereunder permissible under applicable Requirements of Law. Any such determination permitting the resignation of the Manager pursuant to clause (A) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Back-Up Manager and the Control Party. No such resignation shall become effective until a Successor Manager shall have been appointed by the Control Party (acting at the direction of the Controlling Class Representative) and shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(a). The Trustee, the Securitization Entities, the Back-Up Manager, the Control Party, the Servicer and the Rating Agency shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.5 the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c)           Term of Manager’s Obligations. Except as provided in Section 4.5(b), the duties and obligations of the Manager commenced on the Series 2016-1 Closing Date and under this Agreement shall continue on the date hereof and continue until this Agreement shall have been terminated as provided in Section 6.1 or Section 8.1, and shall survive the exercise by any Securitization Entity, the Trustee or the Control Party of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1), or the enforcement by any Securitization Entity, the Trustee, the Servicer, the Back-Up Manager, the Control Party, the Controlling Class Representative or any Noteholder of any provision of the Indenture, the Notes, this Agreement or the other Transaction Documents.

Section 4.6            Notice of Certain Events. The Manager shall give written notice to the Trustee, the Back-Up Manager, the Servicer and the Rating Agency promptly upon the occurrence of any of the following events (but in any event no later than five (5) Business Days after the Manager has Actual Knowledge of the occurrence of such an event): (a) an ERISA Event, (b) notice of the institution of proceedings or the taking of any other action by the PBGC or the Manager or any member of its Controlled Group that is intended to result in the withdrawal from, or the termination or insolvency of, any Pension Plan or Multiemployer Plan, (c) any other event or condition shall occur or exist with respect to a Plan (but in each case in clauses (a) through (c) above, only if such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect); (d) a Manager Termination Event, an Event of Default, a Hot Back-Up Management Trigger Event, a Warm Back-Up Management Trigger Event or a Rapid Amortization Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (e) any action, suit, investigation or proceeding pending or, to the Actual Knowledge of the Manager, threatened against or affecting the Manager, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or that would reasonably be expected to result in a Material Adverse Effect.

Section 4.7           Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Series 2021-1 Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.8         Maintenance of Separateness. The Manager covenants that, except as otherwise contemplated by the Transaction Documents:

(a)           the books and records of the Securitization Entities shall be maintained in such a manner as to permit them to be readily and inexpensively separated from those of the Manager and each of its Affiliates that is not a Securitization Entity;

(b)           the Manager shall observe (and shall cause each of its Affiliates that is not a Securitization Entity to observe) corporate and limited liability company formalities in its dealings with any Securitization Entity;

(c)           in the event there shall be separate financial statements for the Manager, all such financial statements of the Manager that are consolidated to include any Securitization Entity and that are distributed to any party shall contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has separate creditors;

(d)           except as contemplated under Sections 2.2(d)-(e) of this Agreement, the Manager shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager or any successor to or assignee of the Manager from holding funds of any of the Securitization Entities in its capacity as Manager for such entity in a segregated account identified for such purpose;

(e)           the Manager shall (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity, and each of the Manager and each of its Affiliates that is not a Securitization Entity shall be compensated at market rates for any services it renders or otherwise furnishes to any Securitization Entity, it being understood that the Weekly Management Fee, the Supplemental Management Fee and this Agreement are representative of such arm’s length relationship;

(f)            the Manager shall not be, and shall not hold itself out to be, liable for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any of the Securitization Entities and the Manager shall not permit any of the Securitization Entities to hold the Manager out to be liable for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and

(g)           upon an officer or other responsible party of the Manager obtaining Actual Knowledge that any of the foregoing provisions in this Section 4.8 has been breached or violated in any material respect, the Manager shall promptly notify the Trustee, the Back-Up Manager, the Control Party and the Rating Agency of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Section 4.9           No Competitive Business. The Manager shall (i) not engage in any Competitive Business and (ii) cause the applicable Non-Securitization Entities to contribute to one or more Securitization Entities any National Mexican Quick Service Restaurant Brand that, in the good faith determination of the Manager in accordance with the Managing Standard, is intended to compete with and will have a material adverse effect on the Taco Bell Brand or any Future Brand.

Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1           Representations and Warranties Made in Respect of New Assets.

(a)           New Franchise Agreements. As of the applicable New Asset Addition Date with respect to a New Franchise Agreement acquired or entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such New Franchise Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections constituting Franchisee Royalty Payments, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections constituting Franchisee Royalty Payments, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections constituting Franchisee Royalty Payments, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating, Collections that would have been reasonably expected to result had such New Franchise Agreement been entered into in accordance with the then-current Franchise Documents; (ii) such New Franchise Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or Insolvency Laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Franchise Agreement complies in all material respects with all applicable Requirements of Law; (iv) the Franchisee related to such New Franchise Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) royalty fees payable pursuant to such New Franchise Agreement are payable by the related Franchisee at least monthly; (vi) except as required by applicable Requirements of Law, such New Franchise Agreement contains no contractual rights of set-off in favor of Franchisees; and (vii) except as required by applicable Requirements of Law, such New Franchise Agreement is freely assignable by the applicable Securitization Entities.

(b)          New Development Agreements. As of the applicable New Asset Addition Date with respect to a New Development Agreement acquired or entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) such New Development Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating Collections that would have been reasonably expected to result had such New Development Agreement been entered into in accordance with the then-current Franchise Documents; (ii) such New Development Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Development Agreement complies in all material respects with all applicable Requirements of Law; (iv) the counterparty related to such New Development Agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; (v) except as required by applicable Requirements of Law, such New Development Agreement contains no contractual rights of set-off; and (vi) except as required by applicable Requirements of Law, such New Development Agreement is freely assignable by the applicable Securitization Entities.

(c)           New Franchisee Notes. As of the applicable New Asset Addition Date with respect to a Franchisee Note entered into on such New Asset Addition Date, the Manager represents and warrants to the Securitization Entities, the Trustee and the Servicer that: (i) to its Actual Knowledge, such agreement is genuine, and is the legal, valid and binding obligation of the Franchisee and is enforceable against such Franchisee in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (ii) such agreement complies in all material respects with all applicable Requirements of Law; (iii) the Franchisee related to such agreement is not, to the Actual Knowledge of the Manager, the subject of a bankruptcy proceeding; and (iv) except as required by applicable Requirements of Law, such agreement is freely assignable by the applicable Securitization Entities.

(d)           Leases of Securitization-Owned Restaurants. If any Securitization-Owned Restaurants are acquired or opened by the Securitization Entities after the Series 2016-1 Closing Date, no lease under which a Securitization Entity is lessee with respect to any such Securitization-Owned Restaurant shall (i) require any Non-Securitization Entity to provide a guaranty of any obligation of any Securitization Entity or (ii) include any event of default under such lease on the part of any Securitization Entity due to a bankruptcy of any Non-Securitization Entity.

Section 5.2	Assets Acquired After the Series 2016-1 Closing Date.

(a)          The Manager shall have caused, and shall cause, the applicable Securitization Entity to enter into or acquire each of the following after the Series 2016-1 Closing Date: (a) all Franchise Agreements and all Development Agreements in the Securitization Jurisdictions, (b) all New Franchise Agreements and New Development Agreements and (c) all After-Acquired Securitization IP, excluding, in each case, any Non-Contributed Property and any Licensee-Developed IP and Manager-Developed IP on the Series 2016-1 Closing Date. The Manager may, but shall not be obligated to, cause any of the Securitization Entities to enter into, develop or acquire assets other than the foregoing from time to time; provided that the entry into, development or acquisition by any Securitization Entity of any material assets that are not reasonably ancillary to the restaurant business or the foodservice industry will require the prior satisfaction of the Rating Agency Condition and the prior written consent of the Control Party.

(b)          Unless otherwise agreed to in writing by the Control Party, any contribution to, or development or acquisition by, any Securitization Entity of assets after the Series 2016-1 Closing Date described in Section 5.2(a) shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Articles II and V of this Agreement), the IP License Agreements and the other Transaction Documents.

Section 5.3           Securitization IP. All Securitization IP shall be owned solely by IP Holder, and shall not be assigned, transferred or licensed out by IP Holder to any other entity other than another Securitization Entity or as otherwise permitted or provided under the Transaction Documents.

Section 5.4          Specified Non-Securitization Debt Cap. Following the closing of the Securitization Transaction, but provided such Manager Termination Event shall not be cured within forty-five (45) days of the Actual Knowledge thereof of the Manager, a Manager Termination Event (and therefore a Rapid Amortization Event) will occur if the Non-Securitization Entities incur (such incurrence to be tested on the initial incurrence thereunder (and not in connection with any subsequent borrowings or reborrowings under any existing commitment under any revolving facility), but assuming any variable funding or revolving facility is fully drawn) any Indebtedness for borrowed money (“Specified Non-Securitization Debt”) if, after giving effect to such incurrence (and any repayment of Specified Non-Securitization Debt on such date), such incurrence would cause the Holdco Leverage Ratio to be greater than 7.00x (or, on and after the 2021 Springing Amendments Implementation Date, 7.50x) (the “Holdco Specified Non-Securitization Debt Cap”); provided, that the creditors (if any) of the Initial Manager with respect to any such Indebtedness that causes the Holdco Leverage Ratio to exceed 6.50x (calculated in the manner set forth above, including creditors benefiting from a guarantee of the Initial Manager with respect to such Indebtedness, but excluding any creditor in respect of an aggregate amount of outstanding Indebtedness of less than $500,000) will be required to execute a non-disturbance agreement with the Trustee with respect to such Indebtedness, as directed by the Manager and in a form reasonably satisfactory to the Servicer and the Trustee, that acknowledges the bankruptcy remote status of the Securitization Entities; provided, further, that the Holdco Specified Non-Securitization Debt Cap will not be applicable to Specified Non-Securitization Debt that is (i) issued or incurred to refinance the Notes in whole, (ii) considered Indebtedness due solely to a change in accounting rules that takes effect subsequent to the Series 2016-1 Closing Date, but was not considered Indebtedness prior to such date, (iii) in respect of any obligation of any Non-Securitization Entity to reimburse the Issuer for any draws under one or more Letters of Credit, (iv) in respect of intercompany notes among Non-Securitization Entities, or (v) any letter of credit that is 100% cash collateralized.

Section 5.5           Restrictions on Liens. The Manager shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit or suffer to exist any Lien (other than Liens in favor of the Trustee for the benefit of the Secured Parties and any Permitted Lien set forth in clauses (a), (g) and (i) of the definition thereof) upon the Equity Interests of any Securitization Entity.

Section 5.6          Future Brands. The Manager may, but shall not be obligated to, create or acquire additional subsidiaries of the Issuer (“Future Securitization Entities”) after the Series 2016-1 Closing Date, in respect of (a) any non-U.S. operations or assets, (b) new Franchise Agreements and (c) acquisitions of additional franchise brand subsidiaries (which may include non-U.S. subsidiaries) in connection with Future Brands. To the extent, a franchise brand that is substantially different from the then-current business of the Securitization Entities is contributed to a Securitization Entity, the Manager and the Securitization Entities will request that the definition of “National Mexican Quick Service Restaurant Brand” herein and the Base Indenture be amended accordingly to incorporate such franchise brand.

Article VI

MANAGER TERMINATION EVENTS

Section 6.1           Manager Termination Events.

(a)           Manager Termination Events. Each of the following events shall constitute a “Manager Termination Event” under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either a Securitization Entity, the Back-Up Manager, the Servicer or the Trustee (acting at the direction of the Control Party):

(i)            the Interest-Only DSCR as calculated as of any Quarterly Calculation Date is less than 1.20x; provided that, on and after the 2021 Springing Amendments Implementation Date, such threshold may be increased at the request of the Manager, subject to approval by the Control Party (such approval not to be unreasonably delayed, conditioned or withheld);

(ii)           any failure by the Manager to remit a payment required to be deposited from a Concentration Account to the Collection Account or any other Indenture Trust Account, within two (2) Business Days of the later of (a) its Actual Knowledge of its receipt thereof and (b) the date such deposit is required to be made pursuant to the Transaction Documents; provided that any inadvertent failure to remit such a payment shall not be a breach of this clause (ii) if in an amount less than $5 million and corrected within two (2) Business Days after the Manager obtains Actual Knowledge thereof (it being understood that the Manager will not be responsible for the failure of the Trustee to remit funds that were received by the Trustee from or on behalf of the Manager in accordance with the applicable Transaction Documents);

(iii)         any failure by the Manager to provide certain certificates or reports as required by Section 4.4 of the Indenture that shall not be cured within ten (10) Business Days (or solely with respect to Quarterly Noteholders’ Reports and the Quarterly Compliance Certificates, five (5) Business Days) of the Manager’s Actual Knowledge thereof;

(iv)          a material default by the Manager in the due performance and observance of any covenant set forth herein or any other Transaction Document to which it is party (other than a default subject to subpart (ii) above) that shall have a Material Adverse Effect shall have occurred, and such default shall not be cured within thirty (30) days after the Manager’s Actual Knowledge thereof, provided, however, that as long as the Manager is diligently attempting to cure such default (so long as such default is capable of being cured), such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional thirty (30) days; including, if applicable, by payment of liquidated damages in an amount equal to the Indemnification Amount and provided further that no Manager Termination Event shall occur under this clause (iv) due to the breach of any covenant relating to a New Asset set forth in Article V as long as the Manager has complied with Section 2.7(b) or 2.7(c) in respect thereof;

(v)           any representation, warranty or statement of the Manager herein or in any other Transaction Document that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any respect and such breach is not cured within thirty (30) days after the Manager has obtained Actual Knowledge thereof;

(vi)          an Event of Bankruptcy with respect to the Manager;

(vii)         any final, non-appealable order against the Manager decreeing the dissolution of the Manager that is in effect for more than ten (10) Business Days;

(viii)        a final, non-appealable judgment for an amount in excess of $200,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager and is not discharged or stayed within forty-five (45) days of the date when due;

(ix)           an acceleration of more than $200,000,000 of the Indebtedness of the Manager, which Indebtedness has not been discharged or which acceleration has not been rescinded and annulled;

(x)           this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions hereof) or the Manager asserts as much in writing;

(xi)           a failure by the Initial Manager to comply or cause compliance with the Holdco Specified Non-Securitization Debt Cap, and such failure has continued for a period of forty-five (45) days after the Initial Manager has been notified in writing by any Securitization Entity, the Control Party, the Back-Up Manager or the Trustee, or otherwise has obtained Actual Knowledge of such non-compliance; and/or

(xii)         the occurrence of a Change in Management following the occurrence of a Change of Control.

If a Manager Termination Event has occurred and is continuing, the Control Party (acting at the direction of the Controlling Class Representative) may (i) waive such Manager Termination Event (except for a Manager Termination Event described in clauses (vi) or (vii) above) or (ii) direct the Trustee to terminate the Manager in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Manager (with a copy to each of the Securitization Entities, the Back-Up Manager and the Rating Agency); provided, that the delivery of a Termination Notice to the Manager will not be required in respect of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above. If the Trustee, acting at the direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to this Agreement (or automatically upon the occurrence of any Manager Termination Event relating to the Manager Termination Events described in clauses (vi) or (vii) above), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents (other than with respect to the payment of Indemnification Amounts or its obligations with respect to Disentanglement), including with respect to the Accounts or otherwise, shall vest in and be assumed by the Successor Manager appointed by the Control Party (acting at the direction of the Controlling Class Representative). If no Successor Manager has been appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager shall serve as the Interim Successor Manager and will work with the Servicer to implement the Transition Plan until a Successor Manager (other than the Back-Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative).

(b)           From the occurrence and during the continuation of a Manager Termination Event, each Securitization Entity and the Trustee (acting at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the applicable Securitization Entity or the Control Party), and to do or accomplish all other acts or take other measures reasonably necessary or appropriate, to effect such vesting and assumption.

Section 6.2           Manager’s Transitional Role.

(a)           Disentanglement. Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(a) above or notice of resignation of the Manager pursuant to Section 4.5(b) and for the duration of the Disentanglement Period (as hereinafter defined), the Manager shall (and provided such Manager Termination Event shall occur as a result of a Change in Management following a Change of Control, for a period ending not later than the twelfth (12th) month after the date of consummation of any transaction in which YUM! Brands, Inc. (“YBI”) ceases to own a majority of the equity in the Initial Manager, the Initial Manager shall enter into sub-management arrangements with YBI such that YBI and its affiliates shall be required to, for reasonable compensation and subject to reimbursement of its out-of-pocket costs and expenses), (x) (i) cooperate with the Back-Up Manager and the Control Party in connection with the implementation of the Transition Plan and the transition to a Successor Manager (including in connection with any resignation of the Manager), without material interruption or adverse impact on the provision of Services (the “Disentanglement”), (ii) use its commercially reasonable efforts to maintain as appropriate and as needed to assist in the Transition Plan the existing staffing and resources of the Manager devoted to or shared with the provision of the Services prior to the date of such Termination Notice and (iii) allow for reasonable access to the Manager’s premises, systems and offices during the Disentanglement Period (such activities the “Continuity of Services”).

(b)           Disentanglement Period. During the period beginning on the date of (A) delivery of the Termination Notice to the Manager or (B) delivery of a resignation notice by the Manager, and in each case ending no later than eighteen (18) months after the date of such termination or resignation, as applicable (the “Disentanglement Period”), the Manager will (and provided such Manager Termination Event shall occur as a result of a Change in Management following a Change of Control, for a period ending not later than the twelfth (12th) month after the date of consummation of any transaction in which YBI ceases to own a majority of the equity of the Initial Manager), the Initial Manager shall enter into sub-management arrangements with YBI such that YBI and its affiliates shall be required to, for reasonable compensation and subject to reimbursement of its out-of-pocket costs and expenses) (x) cooperate with the Interim Successor Manager or Successor Manager, as the case may be, and otherwise promptly take all actions reasonably required to assist in effecting a Disentanglement while using commercially reasonable efforts to maintain Continuity of Services and shall follow any reasonable directions that may be provided by the Back-Up Manager and the Control Party in connection therewith, (y) provide all information and assistance regarding the terminated Services reasonably required for Disentanglement and Continuity of Services, including data conversion and migration, interface specifications, and related professional services, and (z) provide for the prompt and orderly conclusion of all work, as the Control Party and the Back-Up Manager may reasonably direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Interim Successor Manager or Successor Manager, as the case may be. All services relating to Disentanglement and Continuity of Services (collectively, the “Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager, the Interim Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, shall be deemed a part of the Services to be performed by the Manager.

(c)           Fees and Charges for the Disentanglement Services. So long as the Manager continues to provide the Services (whether or not the Manager has been terminated as the Manager) during the Disentanglement Period, the Manager will continue to be paid the Weekly Management Fee. The Manager shall be entitled to reimbursement from time to time of its actual costs for the provision of any Disentanglement Services, other than those related to Continuity of Services, which shall remain separate obligations of the Manager.

(d)           Sub-manager Arrangements; Authorizations.

With respect to each Sub-management Arrangement and unless the Control Party elects to terminate such Sub-management Arrangement in accordance with Section 2.10, the Manager shall, during the Disentanglement Period:

(i)           assign to the Successor Manager or Interim Successor Manager, as the case may be (or such Successor Manager’s or Interim Successor’s Manager, designated alternate service provider) all of the Manager’s rights under such Sub-management Arrangement to which it is party used by the Manager in performance of the transitioned Services; and

(ii)          procure any third party authorizations necessary to grant the Successor Manager or Interim Successor Manager, as the case may be, (or such Successor Manager’s or Interim Successor Manager’s designated alternate service provider) the use and benefit of such Sub-management Arrangement to which it is party (used by the Manager in performing the transitioned Services), pending their assignment to the Successor Manager under this Agreement.

If the Control Party elects to terminate such Sub-management Arrangement in accordance with Section 2.10, the Manager shall take all reasonable actions necessary or reasonably requested by the Control Party to accomplish a complete transition of the Services performed by such Sub-management to the Successor Manager or Interim Successor Manager, as the case may be, or to any alternate service provider designated by the Control Party, without material interruption or adverse impact on the provision of Services.

Section 6.3           Intellectual Property. Within sixty (60) days of termination of this Agreement for any reason, the Manager shall deliver and surrender up to IP Holder (with a copy to the Successor Manager (or Interim Successor Manager, as the case may be), the Servicer and the Back-Up Manager) and shall terminate all use of all Securitization IP, including Trade Secrets; provided that (for the avoidance of doubt) any rights granted to the Manager and the other Non-Securitization Entities as licensees pursuant to the IP License Agreements shall continue pursuant to the terms thereof notwithstanding the termination of this Agreement and/or its role as Manager.

Section 6.4          Third Party Intellectual Property. During the Disentanglement Period, the Manager shall assist and cooperate with the Successor Manager and/or Interim Successor Manager, as the case may be, or its or their its designated alternate service provider in obtaining any necessary licenses or consents to use any third party Intellectual Property then being used by the Manager or any Sub-manager. During the Disentanglement Period, the Manager shall assign, and shall cause each Sub-manager to assign, any such license or sublicense directly to the Successor Manager or the Interim Successor Manager, as the case may be, or its designated alternate service provider to the extent the Manager, or each Sub-manager as applicable, has the rights to assign such agreements to the Successor Manager or the Interim Successor Manager, as the case may be, without incurring any additional cost.

Section 6.5           No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1 or upon any appointment of a Successor Manager, all the rights, powers, duties, obligations, and responsibilities of each of the Securitization Entities or the Trustee under this Agreement, the Indenture and the other Transaction Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.6         Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to any of the Securitization Entities, the Trustee, the Servicer, the Control Party, the Back-Up Manager and the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every such right and remedy may be exercised from time to time and as often as deemed expedient.

Article VII

CONFIDENTIALITY

Section 7.1           Confidentiality.

(a)           Each of the parties hereto acknowledges that during the Term such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”). Each such party (except for the Trustee, whose confidentiality obligations shall be governed in accordance with the Indenture) agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any Person other than (i) its officers, directors, managers, employees, agents, advisors, Affiliates or representatives (including legal counsel and accountants) who have a “need to know” and who have been apprised of this restriction or (ii) Franchisees and prospective Franchisees, suppliers or other service providers under written confidentiality agreements that contain provisions at least as protective as those set forth in this Agreement. The Recipient shall be liable for any breach of this Section 7.1 by any of its officers, directors, managers, employees, agents, advisors, representatives, Franchisees and prospective Franchisees, suppliers or other services providers and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser. Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of the Discloser. Confidential Information shall not include information that: (A) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (B) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (C) is developed by the Recipient independently of and without reference to any Confidential Information of the Discloser; (D) is received by the Recipient from a third party who is not under any obligation to the Discloser to maintain the confidentiality of such information; or (E) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b)           Notwithstanding anything to the contrary contained in Section 7.1(a), the parties hereto may use, disseminate or disclose Confidential Information (other than Trade Secrets) to any Person in connection with the enforcement of rights of the Trustee or the Noteholders under the Indenture or the Transaction Documents; provided, however, that prior to disclosing any such Confidential Information:

to any such Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a) and Recipient shall provide Discloser with the written opinion of counsel that such disclosure contains Confidential Information only to the extent necessary to facilitate the enforcement of such rights of the Trustee or the Noteholders; or

to any such Person or entity in connection with any judicial or regulatory proceeding, Recipient shall (x) promptly notify Discloser of each such requirement and identify the documents so required thereby so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by law to disclose any part of Discloser’s Confidential Information, then the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient shall furnish only that portion of the Confidential Information which is legally required.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1      Termination of Agreement. The respective duties and obligations of the Manager and each of the Securitization Entities created by this Agreement commenced on the Series 2016-1 Closing Date and shall, unless earlier terminated pursuant to Section 6.1(a), terminate upon the earlier to occur of (x) the final payment or other liquidation of the last Managed Asset included in the Collateral or (y) satisfaction and discharge of the Indenture pursuant to Section 12.1 of the Base Indenture (the “Term”). Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Managed Assets held by the Manager.

Section 8.2      Survival. The provisions of Section 2.1(c), Section 2.7, Section 2.8, Section 5.1, Article VI or Article VII, this Section 8.2, Section 8.4, Section 8.5 and Section 8.9 shall survive termination of this Agreement.

Section 8.3       Amendment.

(a)           This Agreement may only be amended, from time to time, in writing, upon the written consent of the Trustee (acting at the direction of the Control Party), the Securitization Entities and the Manager; provided that any amendment that would materially adversely affect the interests of the Noteholders shall require the consent of the Control Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that no consent of the Trustee or the Control Party shall be required in connection with any amendment to accomplish any of the following:

(i)            to correct or amplify the description of any required activities of the Manager;

(ii)           to add to the duties or covenants of the Manager for the benefit of any Noteholders or any other Secured Parties, or to add provisions to this Agreement so long as such action does not modify the Managing Standard, materially adversely affect the enforceability of the Securitization IP (taken as a whole), or materially adversely affect the interests of the Noteholders;

(iii)          to correct any manifest error or to cure any ambiguity, defect or provision that may be inconsistent with the terms of the Base Indenture or any other Transaction Document, or to correct or supplement any provision herein that may be inconsistent with the terms of the Base Indenture or any offering memorandum for the Notes;

(iv)          to evidence the succession of another Person to any party to this Agreement;

(v)           to comply with Requirements of Law;

(vi)          to allow any Future Brand or other assets to be contributed to, or acquired by, the Securitization Entities in a manner that does not violate the Managing Standard and to provide for any applicable provisions with respect thereto; or

(vii)         to take any action necessary and appropriate to facilitate the origination of New Franchise Agreements or the management and preservation of the Franchise Documents, in each case, in accordance with the Managing Standard.

(b)           Promptly after the execution of any such amendment, the Manager shall send to the Trustee, the Servicer, the Back-Up Manager and each Rating Agency a conformed copy of such amendment, but the failure to do so shall not impair or affect its validity.

(c)           Any such amendment or modification effected contrary to the provisions of this Section 8.3 shall be null and void.

The Issuer and the Trustee each agree not to amend the Indenture or the Transaction Documents to which it is a party without the Manager’s consent if such amendment would materially increase the Manager’s obligations or liabilities, or materially decrease the Manager’s rights or remedies under this Agreement, the Indenture or any other Transaction Document.

Section 8.4      Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.5      Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) electronic mail (of a pdf or similar file) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 14.1 of the Base Indenture. If the Indenture or this Agreement permits reports to be posted to a password-protected website, such reports shall be deemed delivered when posted on such website. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.6      Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, as of the Series 2016-1 Closing Date, each of the Securitization Entities pledged to the Trustee under the Indenture and the Guarantee and Collateral Agreement, as applicable, all of such Securitization Entity’s right and title to, and interest in, this Agreement and the Collateral, and such pledge included all of such Securitization Entity’s rights, remedies, powers and privileges, and all claims of such Securitization Entity against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entity and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Securitization Entity may do. The Manager hereby consents to continuing and maintaining such pledges described above, acknowledges and agrees that (x) the Control Party and the Controlling Class Representative shall be third-party beneficiaries of the rights of such Securitization Entity arising hereunder and (y) during the continuance of an Event of Default, the Control Party and the Controlling Class Representative may, to the extent provided in the Indenture and the Guarantee and Collateral Agreement, enforce the provisions of this Agreement, exercise the rights of such Securitization Entity and enforce the obligations of the Manager hereunder without the consent of such Securitization Entity.

Section 8.7      Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8      Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 8.9      Limited Recourse. The obligations of each of the Securitization Entities under this Agreement are solely the limited liability company obligations of such Securitization Entity. The Manager agrees that each of the Securitization Entities shall be liable for any claims that it may have against such Securitization Entity only to the extent that funds or assets are available to pay such claims pursuant to the Indenture and that, to the extent that any such claims remain unpaid after the application of such funds and assets in accordance with the Indenture, such claims shall be extinguished.

Section 8.10      Binding Effect; Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any assignment of this Agreement without the written consent of the Control Party shall be null and void. Each of the Back-Up Manager and the Servicer (in its capacities as Control Party and Servicer) is an intended third party beneficiary of this Agreement and may enforce the Agreement as though a party hereto to the extent provided in Section 8.6. The Control Party and the Controlling Class Representative are third party beneficiaries to the extent set forth in Section 8.6.

Section 8.11      Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.12     Concerning the Trustee. In acting under this Agreement, the Trustee shall be afforded the rights, privileges, protections, immunities and indemnities set forth in the Indenture as if fully set forth herein.

Section 8.13      Counterparts. This Agreement may be executed and delivered in counterparts (including by email or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. For purposes of this Agreement, any reference to "written" or "in writing" means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. "Electronic Transmission" means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases (including, without limitation, Orbit, DocuSign and AdobeSign)), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Trustee). Any requirement in this Agreement that is to be signed or authenticated by "manual signature" or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. Notwithstanding anything to the contrary in this Agreement, any and all communications (both text and attachments) by or from the Trustee that the Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

Section 8.14      Entire Agreement. This Agreement, together with the Indenture and the other Transaction Documents and the Managed Documents constitute the entire agreement and understanding among the parties with respect to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the Indenture, the other Transaction Documents and the Managed Documents.

Section 8.15       Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.

(a)           The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(b)           The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Transaction Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.16       Joinder of Future Securitization Entities.

(a)            In the event that the Issuer, or the Manager on its behalf, shall form a Future Securitization Entity pursuant to Section 8.30 of the Base Indenture, such Future Securitization Entity shall execute and deliver to the Manager and the Trustee (with a copy to the Back-Up Manager) (i) a Joinder Agreement substantially in the form of Exhibit B and (ii) Power of Attorney(s) in the form of Exhibit A-1 (in the case of any Future Securitization Entity that holds any Securitization IP) and Exhibit A-2 (in the case of any Future Securitization Entity that does not hold any Securitization IP), and such New Securitization Entity shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Securitization Entity party hereto on the Series 2021-1 Closing Date.

Section 8.17      Amendment and Restatement. The parties hereto agree in each of their respective capacities under the Original Management Agreement and this Agreement that (i) this Agreement amends, restates and supersedes the Original Management Agreement in its entirety, which is superseded in its entirety by this Agreement and shall be of no further force or effect except as amended and restated hereby and (ii) from and after the date hereof, all references in each Transaction Document to the Original Management Agreement or the “Management Agreement” shall be deemed and agreed to refer to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

TACO BELL CORP., as Manager

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

[Signature Page to A&R Management Agreement]

TACO BELL FUNDING, LLC

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

TACO BELL IP HOLDER, LLC

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

TACO BELL FRANCHISOR HOLDINGS, LLC

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

TACO BELL FRANCHISOR, LLC

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

TACO BELL FRANCHISE HOLDER 1, LLC

By:	/s/ Scott Mezvinsky
Name: Scott Mezvinsky
Title: Authorized Signatory

[Signature Page to A&R Management Agreement]

CITIBANK, N.A., not in its individual capacity, but solely as Trustee

By:	/s/ Anthony Bauza
Name: Anthony Bauza
Title: Senior Trust Officer

[Signature Page to A&R Management Agreement]

CONSENT OF CONTROL PARTY AND SERVICER IN ACCORDANCE WITH SECTION 13.2 OF THE BASE INDENTURE AND SECTION 2.4(a) OF THE SERVICING AGREEMENT, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, AS CONTROL PARTY AND AS SERVICER, HEREBY CONSENTS TO THE AMENDMENTS SET FORTH HEREIN EXCEPT (I) THOSE ALREADY IN EFFECT PRIOR TO THE DATE HEREOF, (II) THOSE THAT TAKE EFFECT BY THEIR TERMS ON THE 2021 SPRINGING AMENDMENTS IMPLEMENTATION DATE AND (III) THOSE THAT ARE EFFECTIVE UPON THE DATE HEREOF WITHOUT THE CONSENT OF THE CONTROL PARTY AND/OR WITH THE CONSENT OF THE RATING AGENCIES, AND SOLELY TO THE EXTENT REQUIRED PURSUANT TO ANY TRANSACTION DOCUMENT, AND HEREBY DIRECTS THE TRUSTEE TO EXECUTE THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

as Control Party and Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

[Signature Page to A&R Management Agreement]

SCHEDULE 1

LIST OF PRODUCTS OR SERVICES PURCHASED FROM THIRD PARTY VENDORS BY THE MANAGER

None.

Schedule 1-1

EXHIBIT A-1

POWER OF ATTORNEY OF IP HOLDER

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of __________ __, 20__, among Taco Bell Funding, LLC (the “Issuer”), Taco Bell SPV Guarantor, LLC (“Funding Holdco”), Taco Bell IP Holder, LLC (“IP Holder”), Taco Bell Franchisor, LLC (“Franchise Holder” and, together with Funding Holdco and IP Holder, the “Guarantors” and, together with the Issuer and each future Subsidiary of the Issuer or Funding Holdco, the “Securitization Entities”) and Citibank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”), IP Holder hereby appoints Taco Bell Corp. (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Services described below being performed with respect to the Securitization IP, with full irrevocable power and authority in the place of IP Holder that is the owner thereof and in the name of IP Holder or in its own name as agent of IP Holder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to perform:

(a)            searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability and the risk of potential infringement;

(b)            filing, prosecuting, defending and maintaining applications and registrations for the Securitization IP in IP Holder’s name in the Securitization Jurisdiction, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences, inter partes reviews, post grant reviews, or other office or examiner requests, reviews, or requirements;

(c)            monitoring third-party use and registration of Intellectual Property, as applicable, and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Intellectual Property, as applicable, that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or IP Holder’s rights therein;

(d)            confirming IP Holder’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to IP Holder, recording transfers of title in the USPTO and USCO and transferring internet domain name registrations;

(e)            with respect to IP Holder’s rights and obligations under the IP License Agreements and any Transaction Documents, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement;

A-1-1

(f)            protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of such Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that IP Holder will, and agrees to, join as a party to any such suits to the extent necessary to maintain standing;

(g)            performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by IP Holder, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of IP Holder to perfect the Trustee’s lien in the applicable jurisdictions within the Securitization Jurisdiction) in connection with the security interests in the Securitization IP granted by IP Holder to the Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of IP Holder to perfect the Trustee’s lien in the applicable jurisdictions within the Securitization Jurisdiction) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the USPTO and USCO;

(h)            taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which IP Holder licenses the use of any Securitization IP) to be taken by IP Holder, and preparing (or causing to be prepared) for execution by IP Holder all documents, certificates and other filings as IP Holder will be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements);

(i)            establishing a fair market value for the royalties or other payments payable to IP Holder under any licenses of Securitization IP that are required under the Transaction Documents to include such payments;

(j)            paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith;

(k)            obtaining licenses of third-party Intellectual Property for use and sublicense in connection with the Contributed Franchise Business and any other assets of the Securitization Entities;

A-1-2

(l)            sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for the Contributed Franchise Business;

(m)            with respect to Trade Secrets and other confidential information of IP Holder, taking reasonable measures to maintain confidentiality and to prevent non-confidential disclosures thereof; and

(n)            managing passwords for and access to social media accounts, website hosting accounts, mobile app accounts, and other similar online accounts.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:           __________ __, 20__

TACO BELL IP HOLDER

By:
Name:
Title:

A-1-3

STATE OF ___________	)
) ss.:
COUNTY OF __________ )

On the ____ day of ________, ____, before me the undersigned, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

A-1-4

EXHIBIT A-2

POWER OF ATTORNEY OF THE SECURITIZATION ENTITIES

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as __________ __, 20__, among Taco Bell Funding, LLC (the “Issuer”), Taco Bell SPV Guarantor, LLC (“Funding Holdco”), Taco Bell IP Holder, LLC (“IP Holder”), Taco Bell Franchisor, LLC (“Franchise Holder” and, together with Funding Holdco and IP Holder and the, the “Guarantors” and, together with the Issuer and each future Subsidiary of the Issuer or Funding Holdco, the “Securitization Entities”) and Citibank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”), each of the Securitization Entities hereby appoints Taco Bell Corp. (the “Manager”) and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the Services (as defined in the Management Agreement) being performed with respect to the Managed Assets, with full irrevocable power and authority in the place of each Securitization Entity and in the name of each Securitization Entity or in its own name as agent of each Securitization Entity, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:

(a)            perform such functions and duties, and prepare and file such documents, as are required under the Indenture and the other Transaction Documents to be performed, prepared and/or filed by any of the Securitization Entities, including: (i) recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and any of the Securitization Entities may from time to time reasonably request in order to perfect and maintain the Lien in the Collateral granted by any of the Securitization Entities to the Trustee under the Transaction Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Transaction Documents to evidence such Lien in the Collateral; and

(b)            take such actions on behalf of each Securitization Entity as such Securitization Entity or Manager may reasonably request that are expressly required by the terms, provisions and purposes of the Management Agreement; or cause the preparation by other appropriate Persons, of all documents, certificates and other filings as each Securitization Entity shall be required to prepare and/or file under the terms of the Transaction Documents.

Management Agreement

A-2-1

This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein shall have the meanings applicable to such terms in the Management Agreement.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

Dated:         __________ __, 20__

TACO BELL FUNDING, LLC, as Issuer

By:
Name:
Title:

TACO BELL IP HOLDER, LLC, as IP Holder

By:
Name:
Title:

TACO BELL FRANCHISOR HOLDINGS, LLC, as Franchisor Holdco

By:
Name:
Title:

TACO BELL FRANCHISOR, LLC, as Taco Bell Franchisor

By:
Name:
Title:

TACO BELL FRANCHISE HOLDER 1, LLC, as Franchise Holder

By:
Name:
Title:

Management Agreement

A-2-2

STATE OF ___________	)
) ss.:
COUNTY OF __________	)

On the ____ day of ___________, ____, before me the undersigned, personally Appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Management Agreement

A-2-3

EXHIBIT B

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of ______________, 20__ (this “Joinder Agreement”), made by _______________ a ____________ (the “Future Securitization Entity”), in favor of Taco Bell Corp., a California corporation, as Manager (the “Manager”), and Citibank, N.A., as Trustee (in such capacity, together with its successors, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Taco Bell Funding, LLC, a Delaware limited liability company (the “Issuer”), and the Trustee, have entered into an Amended and Restated Base Indenture dated as of August 19, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”), providing for the issuance from time to time of one or more Series of Notes thereunder; and

WHEREAS, in connection with the Indenture, the Issuer, the other Securitization Entities party thereto from time to time, the Manager and the Trustee have entered into the Amended and Restated Management Agreement, dated as of August 19, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Management Agreement”); and

WHEREAS, the Future Securitization Entity has agreed to execute and deliver this Joinder Agreement in order to become a party to the Management Agreement;

NOW, THEREFORE, IT IS AGREED:

1.            Management Agreement. By executing and delivering this Joinder Agreement, the Future Securitization Entity, as provided in Section 8.16 of the Management Agreement, hereby becomes a party to the Management Agreement as a Securitization Entity thereunder with the same force and effect as if originally named therein as a Securitization Entity and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Securitization Entity thereunder. Each reference to a “Securitization Entity” in the Management Agreement shall be deemed to include the Future Securitization Entity. The Management Agreement is hereby incorporated herein by reference.

2.            Counterparts; Binding Effect. This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. This Joinder Agreement shall become effective when each of the Additional Franchise Entity, the Manager and the Trustee has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Joinder Agreement (including by facsimile or other electronic means of communication) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

3.            Full Force and Effect. Except as expressly supplemented hereby, the Management Agreement shall remain in full force and effect.

4.            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[FUTURE SECURITIZATION ENTITY]

By:
Name:
Title:

AGREED TO AND ACCEPTED

TACO BELL CORP., as Manager

By:
Name:
Title:

CITIBANK, N.A., in its capacity as Trustee

By:
Name:
Title:

EXHIBIT C

FORM OF WEEKLY MANAGER’S CERTIFICATE

[To be Provided]

C-1